Exhibit 10.54
Amendment to
BearingPoint, Inc. Restricted Stock Unit Agreement
          In accordance with the amendment provisions of the BearingPoint, Inc. Restricted Stock Unit Agreement (the “Agreement”), the Compensation Committee of the Board of Directors of BearingPoint, Inc. hereby amends the Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and related regulations or U.S. Treasury pronouncements (collectively, “Section 409A”). This amendment shall apply to all previously awarded and outstanding Restricted Stock Units which amendment shall be incorporated as “Exhibit A” to the Agreement (the “Amendment”) and shall become effective upon the close of business on December 31, 2008.
     1. Any Restricted Stock Units that vest as a result of the Disability of the Award Recipient shall be settled on the Settlement Date determined without regard to the provisions of the Agreement related to special settlement upon termination.
     2. The settlement of a Restricted Stock Unit shall not occur on a settlement date specified by the Change in Control provisions of the Agreement unless such Change in Control also constitutes a “change in ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Section 409A.
     3. If the Award Recipient’s employment is terminated other than due to his or her death or, if applicable, his or her Retirement, the Award Recipient’s vested Restricted Stock Units shall be settled on the Settlement Date determined without regard to the provisions of the Agreement related to special settlement upon termination.
     4. The following sections shall be added to the Agreement after the last section thereof:
Section 409A Compliance.
This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.
The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

Specified Employee.
Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s termination of employment and the Company determines, in good faith, that immediate payment of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Agreement upon the Executive’s “separation from service” within the meaning of Section 409A which
(i)	are subject to the provisions of Section 409A;

(ii)	are not otherwise excluded under Section 409A; and

(iii)	would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of Termination or (2) the date of Executive’s death.
For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
     5. Notwithstanding anything in the Agreement or in the Plan to the contrary, no adjustment or substitution pursuant to Section 7.7 of the Plan or Section 8 of the Agreement and no amendment to the Agreement pursuant to Section 7.2 of the Plan or Section 13 of the Agreement, as applicable, shall be made in a manner that results in noncompliance with the requirements of Section 409A. The foregoing rule shall apply to the extent a Restricted Stock Unit is subject to Section 409A or to the extent a Restricted Stock Unit becomes subject to Section 409A as a result of the adjustment, substitution or amendment described herein.

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